Exhibit 99.2

10100 Santa Monica Blvd., Suite 2400    Los Angeles, California 90067    TEL 310 246 3700    800 929 2299    FAX 310 246 3714

CONFIDENTIAL

September 9, 2019

Special Committee of the Board of Directors of Tilray, Inc.

Attention: Maryscott Greenwood, Chair

c/o Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada V9XIJ2

Members of the Special Committee of the Board of Directors:

We understand that Tilray, Inc. (“Tilray” or the “Company”) is considering a transaction (the “Transaction”) whereby Privateer Holdings, Inc. (“Privateer”) will merge with and into a Tilray subsidiary. The terms and conditions of the contemplated Transaction are more fully set forth in the Merger Agreement, substantially in the form of the draft dated September 8, 2019, and the ancillary documents thereto, including the form of Privateer Support Agreement, Stockholder Lock-Up Agreement, Amended and Restated Privateer Charter, and Amended and Restated Tilray Charter, in each case substantially in the form of the draft dated September 8, 2019 (collectively, the “Draft Transaction Documents”).

You have requested that we provide our opinion to the Special Committee (the “Special Committee”) of the Board of Directors of Tilray as to the fairness of the contemplated Transaction, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray). We are not opining on, and this opinion does not constitute an opinion with respect to, Tilray’s underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the contemplated Transaction, or any terms or other aspects of the contemplated Transaction (other than as to the fairness of the Transaction, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray)).

In connection with this opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. We have, among other things:

(i)	Analyzed certain historical business and financial information relating to Tilray and Privateer that we deemed to be relevant to our analysis;

(ii)	Reviewed certain internal financial forecasts and budgets for Tilray prepared and provided by Tilray’s management;

(iii)	Held discussions with certain members of Tilray’s and Privateer’s management to discuss the operations and future prospects of Tilray;

(iv)	Reviewed public information with respect to certain other public companies with business lines and financial profiles which we deemed to be relevant;

(v)	Reviewed the financial and other relevant terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant;

(vi)	Reviewed certain publicly available research reports;

(vii)	Reviewed the Draft Transaction Documents; and

(viii)

Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic and monetary conditions.

In giving our opinion, we have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted or have been furnished with any current independent valuation or appraisal of any assets of Tilray or any appraisal or estimate of liabilities of Tilray. With

Imperial Capital, LLC

The Special Committee of the Board of Directors of Tilray, Inc.

September 9, 2019

respect to the financial forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Tilray as to the future financial performance of Tilray, including the potential impact of recent changes in the U.S. tax laws and regulations pursuant to H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”) on the future financial performance of Tilray, as to which we express no view or opinion. We further note that (i) the actual and estimated financial and operating performance and the share price data we reviewed for companies with publicly traded equity securities that we deemed to be relevant and (ii) the financial terms of certain transactions that we deemed relevant might not, in whole or in part, reflect the potential impact of the Tax Cuts and Jobs Act. We have not made any independent valuation or appraisal of the assets or liabilities of Tilray, nor have we been furnished with any such valuations or appraisals. We have also relied upon the assurances of management of Tilray that it is unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based.

Our opinion is necessarily based upon financial, monetary, economic, market and other conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and does not address the fairness of the Transaction as of any other date, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events arising or occurring after the date hereof. These conditions have been and remain subject to volatility and uncertainty, and we express no view as to the impact of such volatility and uncertainty after the date hereof on Tilray or the contemplated benefits of the Transaction. In rendering this opinion, we have assumed, with your consent that (i) the final executed form of the Draft Transaction Documents will not differ in any material respect from the drafts that we have examined, (ii) the parties to the Draft Transaction Documents will comply with all the material terms of the Draft Transaction Documents, and (iii) the contemplated Transaction will be consummated in accordance with the terms of the Draft Transaction Documents without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the contemplated Transaction will be obtained without any material adverse effect on Tilray or the contemplated Transaction.

Our opinion expressed herein has been prepared at your request for the use and benefit of the Special Committee of Tilray in connection with its consideration of the Transaction, and may not be used for any other purpose or disclosed without our prior written consent, except as provided below. Our opinion does not constitute a recommendation as to how stockholders of Tilray should vote or act in connection with the contemplated Transaction or any aspect thereof. Our opinion does not address the merits of the underlying decision by Tilray to engage in the contemplated Transaction or the relative merits of any strategic or financial alternatives that may be available to Tilray. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Tilray, nor did we negotiate with any of the parties to the contemplated Transaction. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent, except that a copy of this opinion may be reproduced in full and otherwise referred to in distributions of materials to the holders of Tilray’s Common Stock in connection with the contemplated Transaction.

Pursuant to the terms of the engagement letter between Imperial Capital, LLC (“Imperial Capital”) and Tilray dated March 27, 2019, no portion of Imperial Capital’s fee for the delivery of this fairness opinion is contingent upon the conclusions reached in this opinion, nor is any portion contingent upon the consummation of the contemplated Transaction. Additionally, pursuant to the terms of the engagement letter between Imperial Capital and Tilray, Tilray has agreed to reimburse Imperial Capital for certain expenses and to indemnify Imperial Capital from certain liabilities arising from this engagement and the delivery of this fairness opinion.

Imperial Capital and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities, including the controlling stockholders of Tilray. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Tilray for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have provided to Tilray, and may in the future provide or seek to provide to Tilray and its affiliates and to the controlling stockholders of Tilray, investment banking and other financial services. In connection with the above-described services, we have received, and may in the future receive, compensation.

The Special Committee of the Board of Directors of Tilray, Inc.

September 9, 2019

The issuance of this opinion was approved by an authorized committee of Imperial Capital.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the contemplated Transaction is fair, from a financial point of view, to Tilray and the stockholders thereof (other than the controlling stockholders of Tilray).

Very truly yours,

IMPERIAL CAPITAL, LLC

By:	/s/ Robert Warshauer